Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136211) of Wayside Technology Group, Inc. (the “Company”), pertaining to the Company’s 2006 Stock-Based Compensation Plan, and in the Registration Statement on Form S-8 (333-72249) of the Company pertaining to the Company’s  1986 Stock Option Plan, the Company’s 1995 Stock Plan and the Company’s 1995 Non-Employee Director Plan, of our report dated February 22, 2010, relating to the consolidated financial statements and financial statement schedule of the Company, which appear in the Annual Report (Form 10-K) of the Company for the year ended December 31, 2009.

/s/ Amper, Politziner & Mattia, LLP

February 22, 2010
Edison, New Jersey